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                                                                   Exhibit 23.19


                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Moore North America Finance, Inc. on Form S-4 of our report dated February 12, 2003, except as to Notes 27 and 28, which are as of September 25, 2003, related to the consolidated financial statements of Moore Wallace Incorporated (formerly Moore Corporation Limited), (which audit report expresses an unqualified opinion and includes an additional paragraph regarding the audit procedures we applied to certain adjustments made to Moore Corporation Limited's 2000 financial statements for the change in accounting policy related to earnings per share, restatement of the segmented information, and the reclassifications to conform to the current year's presentation, but does not express an opinion or any form of assurance on the 2000 financial statements taken as a whole), appearing in the prospectus, which is part of this Registration Statement.

We also consent to the incorporation by reference in this Registration Statement of Moore North America Finance, Inc. on Form S-4 of our report dated February 12, 2003 related to the financial statement schedule of Moore Corporation Limited, appearing in the Annual Report on Form 10-K of Moore Corporation Limited for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Toronto, Canada
September 25, 2003